News Release

For Immediate Release:	For More Information,
June 13, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable July 25, 2013 to shareholders of record as of June 30, 2013. The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2012.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina and 7 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.